PRINCIPAL FINANCIAL OFFICER AGREEMENT

ALLIANZ VARIABLE INSURANCE PRODUCTS FUND

OF FUNDS TRUST

and

CITI FUND SERVICES OHIO, INC.

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	PROVISION OF CERTAIN OFFICERS AND RELATED TERMS AND CONDITIONS	1

3.	SCOPE OF RESPONSIBILITY	3

4.	INDEMNITY	4

5.	FEES AND EXPENSES	5

6.	REPRESENTATIONS	5

7.	TERM AND TERMINATION	6

8.	GOVERNING LAW AND JURISDICTION	6

9.	MISCELLANEOUS	7

Schedule 1      Fees

THIS PRINCIPAL FINANCIAL OFFICER AGREEMENT (“Agreement”) is made as of January 1, 2021, by and between Allianz Variable Insurance Products Fund of Funds Trust, a Delaware statutory trust (“Client”) and Citi Fund Services Ohio, Inc., an Ohio corporation with its primary place of business at 4400 Easton Commons, Suite 200, Columbus, Ohio 43219 (the “Service Provider” and, with the Client, the “Parties”).

1.	DEFINITIONS

Capitalized terms used but not defined in this Agreement shall have the meanings set forth in that certain Services Agreement (the “Primary Agreement”) between the Client and the Service Provider dated January 1, 2021 herewith regarding Allianz Funds (collectively, the “Funds”).

2.	PROVISION OF CERTAIN OFFICERS AND RELATED TERMS AND CONDITIONS

(A)

Provision of Individual to Serve as Certain Officers. Subject to the other terms and conditions of this Agreement, the Service Provider shall make an individual available to serve as the Funds’ Principal Financial Officer, Treasurer and Principal Accounting Officer or under such other title to perform similar functions (“PFO”) (the “Officer”) for the Funds. The Service Provider will not be obliged to perform any other service under this Agreement.

(B)

Discretion to Appoint and Remove the Officer; Client Control of the Officer. The Funds’ Board shall have the sole and absolute discretion to appoint, or to determine not to appoint or to terminate, the services of, any person made available by the Service Provider to serve as an Officer pursuant to Section 2(A). Notwithstanding any other provision of this Agreement or the Primary Agreement to the contrary, the Client acknowledges and agrees that such individuals, when acting as an Officer, are not employees or agents of Service Provider and Service Provider shall not be responsible for their actions or omissions.

(C)	Other Terms and Conditions Related to the Officer.

(i)	Individuals that Service Provider makes available as Officers need not be employees or agents of Service Provider and may be independent contractors or employees or agents of a third party.

(ii)

If Service Provider can no longer secure the services of, or has decided to sever its relationship with, an individual that is currently serving as an Officer, the Client may secure such service directly in any manner deemed appropriate by the Client. If this does not occur, Service Provider’s only obligation shall be to use reasonable efforts to make another individual available to serve in the same capacity as such an Officer.

(iii)

In connection with Service Provider’s obligation to make an individual available to serve as an Officer, Service Provider shall pay a level of total compensation to such person that is consistent with Service Provider’s compensation of employees having similar duties, similar seniority, and working at the same or similar geographical location, and Service Provider shall not be required to pay compensation in any greater amount.

(iv)

If any employee of Service Provider acts as an Officer of the Funds, any such relationship shall be subject to the internal policies of Service Provider concerning the activities of its employees and their service as officers of funds; if such policies prohibit any such employee from acting as an Officer of the Funds, Service Provider’s only obligation shall be to use reasonable efforts to make a non-employee available to serve in the same capacity as such an Officer.

(D)

Provision of Information to Officers; Cooperation. In order to permit the Officers to act in the offices to which they have been appointed, the Client agrees to provide, and to cause each other agent or current or immediately preceding service provider to the Client or Funds (including Investment Advisers, Intermediaries and Custodians) to provide, to the Officers the information that the Officers may reasonably request in connection with their respective offices, including, without limitation, any Organic Documents, Offering Documents and Policies and Procedures of the Funds (including, as applicable, the Funds’ compliance program (the “Fund Compliance Program”) and the SOX disclosure controls and procedures) and any amendments thereto. Client shall also make available, as reasonably requested by the Officers and at the expense of the Client, (i) the opportunity to consult with and seek instructions from the Board and (ii) the opportunity to seek advice from the Client’s counsel and independent public accountants.

(E)

Notices of Claims. The Client shall promptly notify the Service Provider of any claim, or issue, matter or event that would be reasonably likely to result in any claim, by the Client, one or more Client shareholder(s) or any third party which involves an allegation that any Officer failed to exercise his or her obligations to the Client in a manner consistent with applicable laws.

(F)

Indemnification of Officers; Insurance. The Funds’ Organic Documents and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to all Officers made available by Service Provider, that are designed and intended to have the effect of fully indemnifying such officers and holding each harmless with respect to any claims, liabilities and costs arising out of or relating to such Officer’s service in good faith in a manner reasonably believed to be in the best interests of the Funds, except to the extent such Officer would otherwise be liable to the Funds or to its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. In addition, the Client shall secure insurance coverage from a reputable insurance company for all Officers under a directors and officers liability policy that is consistent with standards in the mutual fund industry taking into account the size of the Funds and each series thereof (each, a “Fund”) and the nature of their investment portfolio and other relevant factors.

(G)

Resignation of Officers. Any Officer may resign for any reason. Service Provider may terminate this Agreement for cause pursuant to Section 7(B)(ii), and shall have no obligation to endeavor to make available another individual to act as an Officer, if

(i)	the Funds’ governing documents do not, or no longer, contain the indemnity described in Section 2(F) or the Client has not secured or maintained the insurance policy described in Section 2(F);

(ii)	the Officer determines, in good faith, that the Funds --

(a)

have failed (I) to establish, maintain and implement a reasonable Fund Compliance Program or (II) to secure the reasonable cooperation of those service providers to the Funds or third parties (including Investment Advisers and Intermediaries) that are not affiliated with Service Provider with respect to the Fund Compliance Program;

(b)

have failed (I) to establish, maintain and implement reasonable written policies and procedures related to the due diligence obligations of certifying officers under the Sarbanes Oxley Act of 2002 (“SOX disclosure controls and procedures”) or (II) to secure the reasonable cooperation of those Fund Service Providers that are not affiliated with Service Provider with respect to the SOX disclosure controls and procedures;

(c)	have failed to secure and retain the services of reputable counsel or independent auditors; or

(d)	have violated, or is likely to violate or be deemed by any applicable Governmental Authority to have violated, any applicable Law, including any applicable securities Laws; or

(iii)	The Officer, or Service Provider, has suffered a claim from a third party, or been threatened with such a claim, related to or arising out of the fact that the Officer was an officer of the Funds.

Effective immediately upon the termination or expiration of the Primary Agreement, the Officers shall be deemed to have resigned their respective offices, with no requirement to deliver a resignation notice to the Funds or the Client and no requirement by the Client to deliver a termination notice.

(H)

Compliance with Laws; No Fiduciary. The Client will comply in all material respects with all Laws applicable to the Client. The Service Provider assumes no responsibility under this Agreement for compliance by the Funds or the Client with any Laws applicable to the Funds or Client. The Service Provider is not, under this Agreement, (i) acting as, and is not required to take any action that would require licensing or registration as, a fiduciary, an investment adviser, a certified public accountant, or a broker or dealer; or (ii) providing investment, legal or tax advice to the Client or any other Person or acting as the Funds’ independent accountants or auditors. Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law.

(I)

Other Services and Activities. The Client acknowledges that Service Provider and its affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to other Persons. Because the Service Provider may be prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such affiliates in the course of providing such services, neither the Service Provider nor such affiliates will be required or expected under this Agreement to do so. Subject to compliance with its confidentiality obligations under the Primary Agreement, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Funds are authorized to invest (for itself or its Customers), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

3.	SCOPE OF RESPONSIBILITY.

(A)

Standard of Care. The Service Provider will exercise reasonable care in selecting an individual to be considered by the Board for appointment as an Officer. The Service Provider shall have no other obligation under this Agreement with respect to the Officers.

(B)

Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary (including Section 3(A)), (i) the Service Provider will not be liable to the Client for any damages or losses save for those resulting from the gross negligence of the Service Provider in selecting an individual to be considered by the Board for appointment as an Officer, and (ii) the Service Provider’s liability will be subject to the limitations set forth below.

(C)	Limitations on Liability.

(i)

The Service Provider is responsible only for those duties as are expressly set forth in Section 2(A) and 2(C). The Service Provider will have no implied duties or obligations. Each Party shall mitigate damages for which the other Party may become responsible hereunder.

(ii)

The Client understands and agrees that (i) the obligations and duties of the Service Provider will be performed only by the Service Provider and are not obligations or duties of any other member of the Citigroup Organization (including any branch or office of the Service Provider) and (ii) the rights of the Client with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law, do not extend to any other member of the Citigroup Organization.

(iii)

The Service Provider is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any Investment Advisers, Custodians, Intermediaries, Non-Discretionary Subcontractors or any other Person described in Section 2(E)(iii) of the Primary Agreement.

(iv)	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SERVICE PROVIDER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE

TO THE CLIENT OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. SERVICE PROVIDER DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(v)

Notwithstanding anything in this Agreement to the contrary, the cumulative liability of Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed $100,000, provided, however, that this limitation shall not apply in the case of willful misconduct, fraud or gross negligence of the Service Provider or any Agents, and provided, further, for the avoidance of doubt, that this limitation shall not apply with respect to any losses, claims, suits, controversies, breaches or damages for any cause related arising out of or related to the Primary Agreement or any other agreement or arrangement between the parties hereto.

(D)	MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

4.	INDEMNITY.

(A)

Indemnity by the Client. The Client will indemnify the Service Provider, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

(i)

this Agreement, except any Loss resulting from the gross negligence of the Service Provider, in each case in connection with the selection by the Service Provider of an individual to be considered by the Board for appointment as an Officer; or

(ii)

any alleged untrue statement of a material fact contained in any Offering Document or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client by the Service Provider specifically for use in the Offering Document.

(B)

Notification, Participation; Indemnitor Consent. Upon the assertion of a claim for which the Client may be required to indemnify any Indemnitee, the Indemnitee must promptly notify the Client of such assertion, and will keep the Client advised with respect to all developments concerning such claim. The Client will have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Client may be required to indemnify it except with the Client’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding Section 7(A) hereof, in the event the Indemnitee has not secured such consent the Client will have no obligation to indemnify the Indemnitee.

5.	FEES AND EXPENSES

(A)

Fee Schedule. The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of Schedule 1 to this Agreement (the “Fee Schedule”), together with any other amounts payable to the Service Provider under this Agreement.

(B)

Expenses. In addition to paying the fees set forth in the Fee Schedule, the Client agrees to reimburse the Service Provider for all of its actual out-of-pocket expenses reasonably incurred in providing services under this Agreement, including but not limited to the following:

(i)

All out of pocket costs incurred in connection with the provision of Officers to the Client under this Agreement, including travel costs for attending Board meetings. In addition, subject to prior approval of the Client, out of pocket costs reasonably incurred in connection with conducting due diligence on the Funds’ Investment Advisers, Custodian, Intermediaries and other service providers (other than the Service Provider), and attending training conferences and seminars (plus the costs of training); and

(ii)	If applicable initially or from time to time thereafter, upon the approval of the Client, costs to recruit a PFO.

In addition, in the event that the Service Provider is requested or authorized by the Client, or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process, to produce documents or personnel with respect to services provided by the Service Provider to the Client or any Fund under this Agreement, the Client will, so long as the Service Provider is not the subject of the investigation or proceeding in which the information is sought, pay the Service Provider for its professional time (at its standard billing rates) and reimburse the Service Provider for its out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

(C)

Taxes. The Service Provider shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client or any Customer, excluding taxes, if any, assessed against the Service Provider related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Schedule (if any).

6.	REPRESENTATIONS

(A)	General. The Client and the Service Provider each represents at the date this Agreement is entered into and any Service is used or provided that:

(i)	It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii)	It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)

This Agreement is duly authorized and signed and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

(iv)	Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)

Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

(vi)	Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

(B)	Client. The Client also represents at the date this Agreement is entered into and any Service is used or provided that:

(i)	It has not relied on any oral or written representation made by the Service Provider or any person on its behalf other than those contained in this Agreement; and

(ii)	This Agreement has been presented to, reviewed and approved by the Funds’ Board.

7.	TERM AND TERMINATION

(A)	Term. This Agreement will begin on the Effective Date and shall continue until it is terminated by either Party as permitted in Section 7(B).

(B)	Termination.

(i)

Either Party may terminate this Agreement with or without cause, by provision of a written notice of (i) at least 30 days, in the case of notice from the Client to the Service Provider and (ii) at least 90 days, in the case of notice from the Service Provider to the Client.

(ii)

Subject to Section 2(G), the Service Provider may terminate this Agreement with cause on at least thirty (30) days’ written notice to the Client if the Client has materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the Client has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the Client is insolvent or has submitted a voluntary petition for administration.

(iii)	This Agreement may be further terminated by either Party immediately in the event of:

(a)

the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(b)	the other party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

(iv)	This Agreement shall terminate automatically, with no further action required by either Party, immediately upon the expiration or termination of the Primary Agreement.

(C)	Surviving Terms. The rights and obligations contained in Sections 3-5 and 7-9 of this Agreement will survive the termination of this Agreement.

8.	GOVERNING LAW AND JURISDICTION

(A)	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

(B)

Jurisdiction. The courts of the country in which the Service Provider is located and performs its obligations hereunder (including any appropriate sub-jurisdiction) will have non-exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement, and the parties irrevocably submit to the jurisdiction of such courts.

(C)

Venue. Each party hereto waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in any court specified in Section 8(B) hereof, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction over such party.

(D)

Sovereign Immunity. The Client and the Service Provider each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

9.	MISCELLANEOUS

(A)

Entire Agreement; Amendments. This Agreement consists exclusively of this document together with any schedules and supersedes any prior agreement related to the subject matter hereof, whether oral or written. In case of inconsistency between the terms of this Agreement and the terms of any Schedule, appendix of exhibit hereto, the terms of this Agreement will prevail.    Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider.

(B)

Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

(C)

Waiver of Rights. No failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable law.

(D)

Recordings. The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)

Assignment. No party may assign any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Service Provider may make such assignment to a branch, subsidiary or affiliate.

(F)	Headings. Titles to Sections of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

(G)	Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

(H)	Third Party Beneficiaries or Joint Venture. There are no third party beneficiaries to this Agreement. This Agreement does not create a joint venture or partnership between the Parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Citi Fund Services Ohio, Inc.	Allianz Variable Insurance Products Fund of Funds Trust

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Schedule 1 to Principal Financial Officer Agreement

Fee Schedule

Fees and Expenses

The Parties agree that there shall be no separate fee for the Services provided hereunder as the fees for these Services are provided for in the Primary Agreement. The Client agrees to reimburse the Service Provider for all of its actual out-of-pocket expenses reasonably incurred in providing the services contemplated by this Agreement.

Schedule 1 to Principal Financial Officer Agreement